Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 27, 2015, relating to the financial statements of Fantex, Inc., appearing in the Annual Report on Form 10-K of Fantex, Inc. for the year ended December 31, 2014, (which report expresses an unqualified opinion and includes an explanatory paragraph referring to expenses paid by Fantex Holdings, Inc.) and to the reference to us under the heading ‘‘Experts’’ in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

San Francisco, CA

June 18, 2015